EXHIBIT 5

[HMSC LETTERHEAD]

March 9, 2005

Pulte Homes, Inc.
100 Bloomfield Hills Parkway
Suite 300
Bloomfield Hills, MI 48304

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have represented Pulte Homes, Inc., a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), for registration of a maximum of 12,000,000 of the Company’s Common Stock (the “Common Stock”), to be issued under or pursuant to awards of restricted stock or other permitted equity-based interests or options granted under the Pulte Homes, Inc. 2002 Stock Incentive Plan (the “2002 Plan”) and under the Pulte Homes, Inc. 2004 Stock Incentive Plans (together with the 2002 Plan, the “Plans”).

     Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of the Common Stock to be offered by the Company under the Plans pursuant to the Registration Statement have been duly authorized and, when issued by the Company in accordance with the Plans and the awards of restricted stock or other permitted equity-based interests or the stock options granted thereunder, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP

Honigman Miller Schwartz and Cohn LLP